Exhibit 5.1

GREENBERG TRAURIG, LLP

18565 Jamboree Road, Suite 500

Irvine, California 92612

November 18, 2022

TFF Pharmaceuticals, Inc.

1751 River Run, Suite 400,

Fort Worth, Texas 76107

Re:	Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to TFF Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (SEC File No. 333-249870) (the “Registration Statement”) filed with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended, relating to the registration by the Company of, among other things, common stock, par value $0.001 per share (the “Common Stock”) and warrants to purchase Common Stock, which may be issued from time to time as set forth in the Registration Statement and the prospectus contained therein; and (ii) the prospectus supplement dated November 18, 2022 (the “Prospectus Supplement”) relating to the issue and sale pursuant to the Registration Statement of up to 10,675,000 shares (the “Shares”) of Common Stock and up to 5,337,501 warrants (“Warrants”) each of which entitles the holder to purchase one share (“Warrant Share”) of Common Stock.

The Shares and Warrants are to be sold by the Company pursuant to an Underwriting Agreement (the “Underwriting Agreement”) dated as of November 17, 2022, between the Company and the underwriter named therein. The Underwriting Agreement will be filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K dated November 18, 2022.

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares, Warrants and Warrants Shares. For purposes of rendering this opinion, we have examined the Registration Statement, the Prospectus Supplement, forms of the Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company currently in effect, the Underwriting Agreement, and the resolutions of the Board of Directors of the Company relating to the authorization and issuance of the Shares, Warrants and Warrants Shares, and the authorization and the approval of the Underwriting Agreement and the transactions contemplated thereby, and we have made such other investigations as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently verified the matters set forth in such certificates. We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares and Warrants, when issued and paid for in accordance with the Underwriting Agreement and as provided in the Prospectus Supplement, will be validly issued, fully paid and nonassessable and (ii) the Warrant Shares, when issued and paid for in accordance with the Warrant and as provided in the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or any changes in applicable law.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP